Exhibit 10.18

English Translation

Equipment Purchase and Sales Contract

Seller: Shanghai Hanhong Precision Machinery Co., Ltd	Contract No.: FISM0704028
(“Hanhong”)
Buyer: Zhejiang Yuhui Solar Energy Co., Ltd	Date:02th JUN, 2007
(“Yuhui”)

I.	Product description, trademark, model, manufacturer, quantity, amount, delivery time and quantity

Description	Model	Unit	Qty	Unit Price (RMB)		Total Amt (RMB)		Delivery time
Silicon Monocrystallince Furnace	FT-CZ2008 See parameter list for details	Set	120	[****]*		[****]*		By Oct. 20th 2007, the first installment of 20 sets will be delivered from Hanhong Factory. Thereafter, from Nov. 2007 to March 2008, 20 sets will be delivered by the 20th day of each month in principle. However, the installment of 40 sets shall be delivered first under this Contract. For the subsequent 80 sets, the Buyer shall give the Seller 90 days notice before production and delivery. The validity period of the pricing term of the whole contract will end on April 30th 2008. After this date, the unit price for the remaining equipment specified under this Contract will be renegotiated and determined between both parties. In order to ensure the delivery of the first 20 sets, the general contract must be signed by June 2nd 2007 (for details of equipment, please see Attachment 4 hereto)
Delivery by installments	FT-CZ2008	Set	40	[****]	*	[****]	*
			40	[****]*		[****]*
			40	[****]*		[****]*
Total:			120			[****]*
Total amount (in words): [****]*
Remarks: the Seller shall provide VAT invoices.

II.	Quality requirements and technical standards: as per the product specifications, requirements and standards of the Seller as confirmed by both parties (for details, please see Attachment 1 hereto).

III.	Quality warranty of the Seller: The complete-machine warranty period provided by the Seller is one year after deliver and acceptance. The Buyer shall ensure normal operation of its goods under normal use and maintenance conditions. The Buyer shall be responsible for any quality problems caused by damage, improper installation and/or improper use of the machinery by the Buyer (Hanhong shall be responsible)

*	This portion of the Sales Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 406.

IV.	Place and Method of delivery: EX the factory of the Buyer; address: (Jiashan County, Zhejiang) (Hanhong shall be responsible)

V.	Transportation, station/port of destination and expenses: the Seller shall be responsible for both determining the means and bearing the transportation expenses.

VI.	Packaging standards and supply and recovery of packing materials: equipment shall be packed in strong wood cartons which will not be recovered; for packing requirements, please see Attachment 2 hereto.

VII.	Accompanied accessories: for details, please see Attachment 3 hereto.

VIII.	Acceptance criteria, method and deadline for objection: acceptance shall be performed as per the product specifications provided by the Seller and confirmed by both parties (Shanghai Hanhong Company shall be responsible).

Means of acceptance: (for acceptance criteria for installation, testing, calcination and trial pulling, please refer to Attachment 5 hereto).

1.	Unpacking inspection of silicon monocrystalline furnace

Yuhui will conduct unpacking inspection on the monocrystalline furnace shipped by the Seller and issue the inspection report in accordance with the packing list of monocrystalline furnace;

2.	Installation and testing of monocrystalline furnace: Hanhong will work together with Yuhui in installing and testing monocrystalline furnace. After testing is completed, the equipment testing group led by Hanhong will provide a written report to Yuhui to confirm that the monocrystalline furnace are ready for operation. Yuhui shall be responsible for ensuring the supporting system for the operation of the monocrystalline furnace.

3.	monocrystalline furnace calcination

Hanhong will work together with Yuhui in calcining installed and tested monocrystalline furnace to test the performance of the electrical parts of each set and the equipment testing group lease by Hanhong will complete the final written report for the operation of electrical and mechanical parts during the process of calcination.

4.	Trial pulling of the monocrystalline furnace

Hanhong and Yuhui will conduct trial pulling of the monocrystalline furnace that has passed the calcination test so as to fully test the performance of the monocrystalline furnace. The crystal pulling conditions for trail pulling will be proposed and prepared by Hanhong and be implemented after full communication with Yuhui.

Acceptance criteria:

1.	Yuhui will prepare 95kg multicrystalline silicon material (Yuhui shall ensure that, under normal process conditions, the material used for acceptance shall be able to be pulled into monocrystalline products which comply with the acceptance conditions) and a 20-inch quartz crucible to pull two ovens of monocrystalline products on the monocrystalline furnace to test the overall operation performance of the monocrystalline furnace. The process conditions for testing crystal pulling will be proposed by Hanhong and implemented after being confirmed by Yuhui through full communication.

2.	Requirements for single crystals:

•	Isometric crystal diameter: target value+/-2mm

•	Mean single-crystal length after crystallization>= 800mm.8 (excluding non-conformance caused by the material or any other reasons than the equipment itself)

Test method: The length of a calibrated measuring tape running from the head of the crystal ingot to the fault line of the ingot.

•	During the process of crystal pulling, no significant crystal growth failure is caused by any mechanical/electrical failure

•	Crystal pulling reports recognized by both parties

3.	Yuhui is responsible for disposing the crystal ingots pulled during acceptance and the silicon pot scraps.

IX.

Installation, testing and services: the Seller shall be responsible for installing and testing the equipment and for providing trainings in operation as well as day-to-day maintenance. The Buyer must provide corresponding cooperation, e.g.: tools, equipment, electric power, gas, personnel, etc used in the process of installation (before shipment of the equipment, the Seller will provide a detailed list). Once any machinery fails, the Seller will arrive at the site within 24 hours to eliminate the failure. For the detailed field training plan, please see Attachment 6 hereto (Shanghai Hanhong Company shall be responsible).

X.	Method and Term of Settlement

Within one week after the contract is signed, the Buyer shall pay by T/T 30% of the price of the first 40 sets, and 7 days before shipment, 65% of the price shall be paid by T/T. The remaining 5% shall be paid by T/T within 15 days after installation and testing is completed. Production of the remaining 2nd and 3rd shipments will begin after the Seller receives the 90 days’ notice from the Buyer. Payment for the 2nd and 3rd shipments will be made in the same manner as that for the first shipment.

XI.	Force majeure: if the Seller delays in delivering goods or cannot deliver goods due to any force majeure event or any other reason acceptable to both parties (including but not limited to any event that occurs during the process of manufacturing, loading or transportation, the Seller can be released from its responsibilities, provided that the Seller notifies in writing the Buyer of the event within 5 days after its occurrence and does its best efforts to minimize the impact of the force majeure event.

XII.	Settlement of disputes: any dispute arising from the performance of or in connection with this Contract shall be solved through friendly negotiation between both parties. If no settlement can be reached through negotiation, it shall be submitted to the local arbitration commission of the place where this Contract is executed. This arbitral award shall be final and bonding on both parties. The losing party shall bear the arbitration fees.

XIII.	Other agreed issues:

1)	Through negotiation between both parties, it is that, before this Contract is completely executed, the Seller agrees to change the Buyer in this Contract, provided that the following conditions are satisfied:

•	If the Buyer herein changes, a new purchase contract must be signed in the name of the new buyer.

•	If a new contract is signed in the name of a new buyer, other provisions shall remain unchanged, except that the buyer is changed.

•

The new buyer must be a Chinese enterprise or a joint venture in China and controlled by RENESOLA or an enterprise exclusively owned RENESOLA so as to ensure that the transaction currency (RMB) and means remain unchanged.

•	Before the new contract is signed, performance of this Contract shall be continued and shall not be terminated without justification.

•

When the new contract is signed, this Contract will be automatically rescinded. Once the new contract takes effect, all acts completed under this Contract shall be automatically transferred to the acts completed under the new contract, including advance payments, etc.

•	The new contract must be signed before the Seller supplies the first shipment of equipment, because the principal cannot be changed as a result of the VAT invoice issued by the Seller.

•

In case the Buyer cannot modify this Contract before delivery of goods and issuance of invoices, the part for which the VAT invoices have been issued and goods have been delivered can only be regarded as the execution under this Contract, and only the unexecuted part of this Contract can be modified.

2)	The location of the air exhaust opening of equipment shall be modified as per the request of the Buyer; the modification shall not be executed before the new drawing is confirmed by both parties.

3)	Hanhong promises to supply together with the first three Hanhong monocrystalline furnace the graphite heating system suitable for use by the such furnace. The price for the graphite shall be separately calculated (for details, please see Attachment 7 hereto). The working drawing for this heating system shall be subject to final confirmation by both parties before execution.

4)	The price in this Contract excludes the primary and secondary vacuum pumps needed by the equipment, which will be separately purchased by Yuhui. The supplier recommended by Hanhong is Zhejiang Vacuum Equipment Group Co., Ltd in Taizhou, Zhejiang Province.

5)	The attachments hereto and drawings will constitute an integral part hereof and have the same legal effect as this Contract.

6)	This Contract will take effect after being signed by the authorized representatives of and affixed with the seals of both parties.

7)	If the Buyer delays in making any payment, the delivery time will be correspondingly postponed.

8)	If the Seller cannot deliver goods by the specified time, it shall negotiate with the Buyer in advance and reach an agreement. Otherwise, the Seller shall pay to the Buyer a penalty equal to 0.05% of the total price of the equipment delayed per day.

9)	If the Buyer cannot make payment by the specified time, it shall negotiate with the Seller in advance and reach an agreement. Otherwise, the Buyer shall pay to the Seller a penalty equal to 0.05% of the total amount of the overdue payment per day.

10)	Any provision in this Contract, the end of which is marked with “Hanhong shall be responsible”, shall be within the exclusive responsibility of Hanhong.

11)	This Contract is made in duplicate, one copy for each of the Seller and the Buyer. If any issue not covered herein needs to be supplemented, a separate written agreement shall be signed by both parties. The supplementary agreement and this Contract shall have the same legal effect.

XIV.	Conditions for termination of the contract

If the price of goods cannot be paid in time in accordance with the provisions herein, which results in material loss on the part of the Seller, the Seller shall have the right to terminate this Contract and stop the corresponding after-sales services and trainings. Similarly, if the goods cannot be delivered in time in accordance with the provisions herein, which results in material loss on the part of the Buyer, the Buyer shall have the right to dissolve this Contract. No dissolution hereof shall prejudice against the right of the affected party to claim from the other party default penalty, including but not limited to direct economic loss and expenses spent on recovering the loss. If no agreement is reached between both parties through negotiation, the dispute will be settled in accordance with the provisions of Article 12 hereof.

Seller	Buyer

Name (seal): Shanghai Hanhong Precision Machinery Co., Ltd. (Seal)

Address: Baoshan Industrial Park, Shanghai

Legal Representative: Shan Cunzhang

Authorized agent: /s/Zhao Zhihong June 2, 2007

Tel:

Paying bank: Bank of China, Shanghai Branch

A/C No.: 044434-8400-13267808091001

Tax Registration No.: 310113772117540

Name (seal): Zhejiang Yuhui Solar Energy Co., Ltd. (Seal)

Address: No.8, Baoqun Road, Yaozhuang Town Industrial Park, Jiashan County, Zhejiang Province

Legal Representative: Li Xianshou

Authorized Agent: /s/ Huang Binghua June 2, 2007

Tel: 0573-84773392

Opening bank: ICBC, Jiashan Branch

A/C No.: 1204070009242025955

Tax Registration No.: 330421753019961